EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Vice President, Chief Financial
Officer and Chief Accounting Officer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
INCREASES THIRD-QUARTER AND ANNUAL EARNINGS RANGE

TO BROADCAST THIRD-QUARTER CONFERENCE CALL
LIVE ON THE INTERNET
RALEIGH, North Carolina (October 4, 2005) – Martin Marietta Materials, Inc. (NYSE:MLM), today announced that it expects third quarter earnings to be in a range from $1.61 to $1.66 per diluted share, including a one-time benefit of an estimated $0.17 per share from a decrease in estimated tax liabilities. Earnings in the prior-year period were $1.11 per share. The expected results are higher than the previously announced third quarter earnings per share range. The earnings increase is primarily attributable to continued strong aggregates pricing, solid volume and good cost management, in spite of an environment of escalating fuel-related costs and the negative impact of Hurricanes Katrina and Rita on the Corporation’s operations. A nonrecurring write down of $1.5 million of composites-related inventory is also included in the earnings range.
We expect net earnings per share for 2005 to range from $3.80 to $3.95 per share inclusive of the aforementioned one-time tax benefit. As is customary with the seasonality of the Corporation’s business, the fourth quarter is subject to weather-related risk from both the continuation of record 2005 hurricane activity and the affects of winter on the Corporation’s operations. Other factors that will affect fourth quarter performance include the volatility of energy prices, control of the rising costs of supply parts and wages and benefits and residential construction strength.
The Corporation will provide an online Web simulcast of its third-quarter 2005 earnings conference call on Tuesday, November 1, 2005. The Company will release results for the quarter and nine-months ended September 30, 2005, that morning before the market opens.
The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time on November 1, 2005. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for one year.

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MLM Increases Third-Quarter and Annual Earnings Range

October 4, 2005
For those investors without online web access, the conference call may also be accessed by calling 913-981-5520, confirmation number 4709633.
Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to finalization of the quarterly financial results, review of the financial results by management and the Audit Committee of the Board of Directors; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligation to update any such forward-looking statements.
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